                              BANKERS TRUST COMPANY
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006


                                                                October 16, 2000


V.S.M. Acquisition Corp.
c/o Vestar Capital Partners IV, L.P.
245 Park Avenue
New York, New York  10167
Attention:  Mr. James L. Elrod, Jr.

                  and

c/o Park Avenue Equity Partners, L.P.
500 Park Avenue
Suite 510
New York, New York  10022
Attention:  Mr. Anthony R. Bienstock


                                COMMITMENT LETTER


re       SUNRISE MEDICAL, INC. ACQUISITION FINANCING

Ladies and Gentlemen:

                  You have advised Bankers Trust Company ("BTCo") that affiliates of Vestar Capital Partners IV, L.P. ("Vestar") and Park Avenue Equity Partners, L.P. (collectively, the "Sponsors") have formed V.S.M. Acquisition Corp. ("Newco") which will (i) acquire (the "Acquisition") outstanding common stock of Sunrise Medical Inc. (the "Target") pursuant to a tender offer (the "Tender Offer"), (ii) as soon as practicable following the consummation of the Tender Offer, merge itself into the Target, with the Target being the surviving entity (the "Merger") and (iii) contemporaneously with the consummation of the Merger, refinance (the "Refinancing") all existing funded indebtedness of the Target other than approximately $10.0 million of existing mortgage notes, capitalized leases and other indebtedness reasonably satisfactory to BTCo (the "Continuing Indebtedness"). Newco is the wholly-owned subsidiary of V.S.M. Holdings, Inc. ("Holdings") which is wholly-owned by V.S.M. Investors, LLC (the "LLC"), a limited liability company formed by the Sponsors. You have advised us that the sum required to consummate the Tender Offer, the Acquisition, the Merger and the Refinancing (excluding the Restructuring/WC Refinancing (as defined below) but including the payment of transaction fees and expenses not to exceed $25 million) will be up to $431.1 million, PROVIDED that an additional amount of up to $20 million may be required to refinance indebtedness (the

"Restructuring/WC Refinancing") of the Target incurred under the Existing Credit Agreement (as defined below) prior to the Merger Closing Date (as defined in the Summary of Terms referred to below) to the extent that the proceeds of such indebtedness have been used (i) in connection with Restructuring Transactions (as defined in Annex VI to the Summary of Terms referred to below) and/or (ii) to finance the working capital requirements of the Target. The Tender Offer, the Acquisition, the Merger, the Refinancing and the payment of transaction fees and expenses in connection therewith are collectively referred to herein as the "Transaction".

                  You have also advised us that up to $215 million in senior debt financing (the "Senior Bank Financing") will be required in order to finance the Tender Offer, to close the Merger, to pay the costs and expenses related to the Tender Offer, the Acquisition, the Merger and the Refinancing and provide for ongoing general working capital and corporate purposes after completion of the Merger. Prior to the Merger, Newco will be the "Borrower" and, subsequent to the Merger, the Target (into which Newco shall have been merged) will be the "Borrower." We understand that on the date of the Merger, as part of the Transaction, the LLC may acquire the assets constituting the U.S. operations of the Target's Continuing Care Group for an aggregate purchase price of $20 million in cash to Holdings and/or the Borrower with the intention that such assets will be contributed to a newly formed joint venture between the LLC and a third party (the "CCG Transaction"). You have further advised us that no external debt financing other than the financing described herein and $40.0 million of subordinated debt financing (the "Subordinated Debt") will be required in connection with the Transaction. You have further advised us that in connection with the Transaction (i) no less than $144.0 million of equity will be contributed in cash by the Sponsors and certain members of the Target's existing management team to the LLC (and concurrently contributed by the LLC to Holdings and by Holdings to the Borrower) (collectively, the "Equity Financing") and (ii) as of the Tender Offer Closing Date (as defined in the Summary of Terms referred to below), the aggregate amount of principal and interest then outstanding under that certain Credit Agreement, dated as of September 8, 2000, between the Target, the lenders party thereto and BTCo, as agent (the "Existing Credit Agreement"), net of cash on hand available to the Target ("Net Debt"), shall not exceed an amount (the "Net Debt Maximum") equal to $7.9 million (plus an additional amount of up to $20 million to the extent incurred in connection with the Restructuring Transactions and/or to finance the working capital requirements of the Target).

                  BTCo further understands that the Senior Bank Financing will be in the form of (i) a term loan facility (the "Tranche A Term Loan Facility") in the amount of $65 million, (ii) a second term loan facility (the "Tranche B Term Loan Facility" and, together with the Tranche A Term Loan Facility, the "Term Loan Facilities") in the amount of $100 million and
(iii) a revolving credit facility (the "Revolving Credit Facility", and, together with the Term Loan Facilities, the "Senior Bank Financing") in the amount of $50 million (it being understood that no part of the Revolving Credit Facility shall be available until the Merger Closing Date and only $20.0 million of the Revolving Credit Facility may be utilized on the Merger Closing Date to fund the Transaction and to pay any fees and expenses in connection therewith (PROVIDED that such $20.0 million shall be utilized solely in connection with the Restructuring/WC Refinancing). A preliminary summary of certain terms and conditions of the Senior Bank Financing is attached as Exhibit A to this letter (the "Summary of Terms").

                  BTCo is pleased to confirm that subject to and upon the terms and conditions set forth herein and in the Summary of Terms, it is willing to provide 100% of the Senior Bank Financing. In connection with the Senior Bank Financing, BTCo shall act as the sole administrative agent (in such capacity, the "Administrative Agent") and BTCo (or an affiliate designated by BTCo, including Deutsche Bank Securities Inc. ("DBSI")) shall act as sole Lead Arranger and Book Manager (in such capacity, the "Lead Arranger"), in each case for the syndicate of financial institutions (together with BTCo, the "Lenders") party to the Senior Bank Financing; PROVIDED that, in connection with the syndication of the Senior Bank Financing, BTCo may agree that certain other titles shall be provided to one or more other lenders, in each case to be mutually agreed upon between you and BTCo. BTCo shall manage all aspects of the syndication of the Senior Bank Financing in consultation with you.

                  BTCo reserves the right to employ the services of its affiliates (including, without limitation, DBSI) in providing services contemplated by this letter at no additional cost to you, and to allocate to such affiliates, in whole or in part, certain fees payable to BTCo in such manner as BTCo and such affiliates may agree in their sole discretion. You acknowledge that BTCo may share with any of its affiliates (including DBSI), and such affiliates may share with BTCo, any information relating to the LLC, Holdings and the Target and their respective affiliates, subsidiaries and advisors (including, without limitation, any non-public customer information regarding the creditworthiness of such entities) or the Transaction. BTCo agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by the LLC, Holdings or the Target or any of their respective affiliates, subsidiaries and advisors, as confidential information in accordance with customary banking industry practices. In furtherance of the foregoing, BTCo agrees that neither it nor any of its affiliates shall disclose any such non-public information to any person or entity other than
(i) to any potential Lender (or any of its advisors) which receives such information having been made aware of the confidential nature thereof, (ii) to its directors, officers, employees, examiners and professional advisors who have a need to know such information, (iii) upon the request or demand of any governmental authority having jurisdiction over BTCo or such affiliate or
(iv) in response to any order of any court or other governmental authority. You also acknowledge that BTCo and/or any of its affiliates may be providing other services and/or other financing to you in connection with the Transaction and that this letter relates only to the Senior Bank Financing, with all such other services and financing to be agreed upon pursuant to other documentation.

                  This letter and the Summary of Terms (collectively, this "Commitment Letter") are furnished for your benefit, and may not be relied upon by any other person or entity. You agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person or entity other than the respective officers, directors, employees, accountants, attorneys and other advisors of Newco and the Sponsors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis; provided that you shall be permitted to furnish a copy hereof on a confidential basis to the Target and its advisors in connection with the proposed Transaction. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the related Fee Letter (as defined below) to us as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of BTCo, (ii) you may file a copy of this Commitment Letter (but not the Fee Letter) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make. We shall have the right, however, to review and approve all public announcements and filings relating to the Transaction which refer to us, any of our affiliates or any other Lender before they are made (such approval not to be unreasonably withheld).

                  The provisions of the two preceding paragraphs shall survive any termination of this letter, PROVIDED that if and when definitive credit documentation in respect of the Senior Bank Financing is executed, such paragraphs shall be superseded and replaced by such definitive credit documentation.

                  BTCo's willingness to provide the Senior Bank Financing as set forth above will terminate on January 31, 2001, unless definitive documentation evidencing the Senior Bank Financing, satisfactory in form and substance to BTCo, shall have been entered into and the Tender Offer Closing Date shall have occurred, in each case on or prior to such date.

                  This letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

                  If you are in agreement with the foregoing, please sign and return to BTCo (including by way of facsimile transmission) the enclosed copy of this letter, together with an executed copy of the related Fee Letter, dated the date hereof, among you and us (the "Fee Letter") and an executed copy of the related Side Letter, dated the date hereof, among you, Vestar and us (the "Side Letter"), no later than 5:00 p.m., New York time, on October 17, 2000. If this letter is not accepted by you as provided in the immediately preceding sentence, this letter will terminate and you are to immediately return this letter (and any copies hereof) to the undersigned.

                  The provisions of this letter shall supersede our previous commitment letter to the Sponsors dated August 24, 2000.

                                     * * *

                  THIS LETTER AND THE RELATED FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER AND/OR THE RELATED FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                          Very truly yours,

                                          BANKERS TRUST COMPANY


                                          By: ___________________________
                                               Name:
                                               Title:

Agreed to and Accepted this
____ day of _________, 2000:

V.S.M. ACQUISITION CORP.


By: ___________________________________
      Name:
      Title:

                                                                       EXHIBIT A


               PRELIMINARY SUMMARY OF CERTAIN TERMS AND CONDITIONS(1)


I.       DESCRIPTION OF FACILITIES COMPRISING THE SENIOR BANK FINANCING

A.       TERM LOAN FACILITIES

         1.  TRANCHE A TERM LOAN FACILITY

Amount: Term loan facility in an aggregate principal amount of $65 million (the "Tranche A Term Loan Facility").

Maturity:                    The final maturity of the Tranche A Term Loan
                             Facility shall be 6 years from the date of consummation of the Merger (the "Merger Closing
                             Date").

Availability:                The Tranche A Term Loan Facility shall only be
                             available on the date of acceptance of shares of capital stock of the Target pursuant to the Tender
                             Offer (the "Tender Offer Closing Date"). No amount of Tranche A Term Loans (as defined below) once repaid may be reborrowed.

Amortization:                The loans made pursuant to the Tranche A Term Loan
                             Facility (the "Tranche A Term Loans") shall be subject to scheduled quarterly amortization requirements to be determined, commencing 24 months after the Merger Closing Date.

Use of Proceeds:             The Tranche A Term Loans shall be utilized solely
                             to finance the Transaction and related fees and expenses (it being understood and agreed that any proceeds of Tranche A Term Loans which are not utilized on the Tender Offer Closing Date shall be deposited into an escrow account at BTCo and shall be subject to an escrow agreement in form and substance reasonably satisfactory to BTCo;
                             PROVIDED that such escrow agreement shall permit the release of such proceeds to the extent such proceeds are required (and applied) to pay interest on the Senior Bank Financing and the Subordinated Debt).

         2.  TRANCHE B TERM LOAN FACILITY


--------
1 All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter to which this summary of certain terms and conditions is attached (the "Commitment Letter").

                                                                       Exhibit A
                                                                          Page 2

Amount: Term loan facility in an aggregate principal amount of $100 million (the "Tranche B Term Loan Facility" and, together with the Tranche A Term Loan Facility, the "Term Loan Facilities").

Maturity:                    The final maturity of the Tranche B Term Loan
                             Facility shall be 7 years from the Merger Closing
                             Date.

Availability:                The Tranche B Term Loan Facility shall only be
                             available on the Tender Offer Closing Date. No amount of Tranche B Term Loans (as defined below) once repaid may be reborrowed.

Amortization:                The loans made pursuant to the Tranche B Term Loan
                             Facility (the "Tranche B Term Loans" and, together with the Tranche A Term Loans, the "Term Loans") shall be subject to scheduled quarterly amortization requirements to be determined, commencing 24 months after the Merger Closing Date.

Use of Proceeds:             The Tranche B Term Loans shall be utilized solely
                             to finance the Transaction and related fees and expenses (it being understood and agreed that any proceeds of Tranche B Term Loans which are not utilized on the Tender Offer Closing Date shall be deposited into an escrow account at BTCo and shall be subject to an escrow agreement in form and substance reasonably satisfactory to BTCo;
                             PROVIDED that such escrow agreement shall permit the release of such proceeds to the extent such proceeds are required (and applied) to pay interest on the Senior Bank Financing and the Subordinated Debt).

B.       REVOLVING CREDIT FACILITY

Amount: Revolving credit facility in an aggregate principal amount of $50 million (which amount may, at the option of the Borrower, be increased to up to $60 million, with the consent only of the Lenders providing a portion of such increase (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Senior Bank Financing"), with a letter of credit sublimit to be determined.

Maturity:                    The final maturity of the Revolving Credit Facility
                             shall be 6 years from the Merger Closing Date.
                             Loans made pursuant to the Revolving Credit
                             Facility (the "Revolving Loans" and, together with the Term Loans, the "Loans") shall be repaid in full on (and all letters of credit thereunder terminated by) such date.

Use of Proceeds:             The proceeds of all Revolving Loans shall be
                             utilized for the working capital requirements and other general corporate purposes of the Borrower and its subsidiaries; PROVIDED that no more than $20.0 million of such proceeds may be used on the Merger Closing Date; and PROVIDED

                                                                       Exhibit A
                                                                          Page 3

                             FURTHER that such $20.0 million shall be utilized solely in connection with the Restructuring/WC Refinancing.

Availability:                Revolving Loans may be borrowed, repaid and
                             reborrowed on and after the Merger Closing Date and prior to the maturity of the Revolving Credit
                             Facility, in accordance with the documentation governing the Senior Bank Financing.


II.      TERMS APPLICABLE TO THE ENTIRE SENIOR BANK FINANCING

Borrower:                    Prior to the Merger, Newco; after the Merger, the
                             Target as the surviving corporation of the Merger
                             (the "Borrower").

Administrative
Agent:                       BTCo (the "Administrative Agent").

Sole Lead Arranger
and Book Manager:            DBSI (the "Lead Arranger").

Lenders: BTCo and/or a syndicate of lenders formed by BTCo (the "Lenders").

Guaranties:                  Prior to the Merger, all obligations under the
                             Senior Bank Financing shall be unconditionally guaranteed by Holdings. After the Merger, all obligations under the Senior Bank Financing and any interest protection or other hedging arrangements entered into with any Lender (or any affiliate thereof) shall be unconditionally guaranteed by Holdings and each of Holdings' direct and indirect wholly-owned domestic subsidiaries (other than the Borrower)
                             (collectively, the "Guarantors"). The Guaranties shall contain terms and conditions reasonably satisfactory to BTCo and customary exceptions for transactions of this type.

Security:                    Prior to the Merger, the obligations of the
                             Borrower and Holdings shall be secured by (x) all of the capital stock of the Borrower owned by Holdings and (y) all of the capital stock of the Target owned by the Borrower. After the Merger, the obligations of the Borrower and the Guarantors shall be secured by (x) a first priority perfected pledge of all capital stock, partnership interests, limited liability company interests, other equity interests and promissory notes owned by the Borrower and each Guarantor, PROVIDED that no more than 65% of the stock of foreign subsidiaries shall be required to be pledged and
                             (y) a first priority perfected security interest in substantially all other tangible and intangible property and assets owned by the Borrower and each Guarantor (including, without limitation, receivables, contracts, contract rights, securities, intellectual property, inventory, equipment and real

                                                                       Exhibit A
                                                                          Page 4


                             estate), in each case, after giving effect to the Transaction and subject to customary exceptions for transactions of this type. In connection with the Transaction, the assets of Dynavox Systems Inc. ("Dynavox") will be transferred to a newly formed limited liability company ("Dynavox LLC") in exchange for a portion of the common and all of the preferred units of Dynavox LLC. The remaining common units of Dynavox LLC will be held by the LLC or an affiliate of the LLC. For purposes of the senior credit documentation (including the security documents), Dynavox LLC will be treated as a subsidiary of the Borrower and such senior credit documentation shall include, without limitation, a pledge of all limited liability company interests of Dynavox
                             LLC (irrespective of the identity of the owners thereof) but shall not in any event require that Dynavox LLC, the LLC or any affiliate as contemplated by the preceding sentence become a Guarantor if adverse tax consequences would arise. Additionally, the LLC Agreement for Dynavox LLC shall be required to be reasonably satisfactory in form and substance to the Administrative Agent.

                             All documentation evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to BTCo, and shall effectively create first priority security interests in the property purported to be covered thereby.

Interest Rates:              At the option of the Borrower, Loans may be
                             maintained from time to time as (x) Base Rate
                             Loans which shall bear interest at the Applicable
                             Margin in excess of the Base Rate in effect from time to time or (y) Reserve Adjusted Eurodollar
                             Loans which shall bear interest at the Applicable
                             Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period, PROVIDED that until the earlier to occur of (x) the 90th day following the Tender Offer
                             Closing Date and (y) that date upon which the Administrative Agent has determined (and notifies the Borrower) that the primary syndication of the Senior Bank Financing (and the resultant addition of institutions as Lenders) has been completed, then only one week interest periods for Reserve
                             Adjusted Eurodollar Loans shall be available.

                             "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the Federal Funds rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

                             "Applicable Margin" shall mean (i) with respect to Revolving Loans and Tranche A Term Loans (x) outstanding as Base Rate Loans, 2.5% and (y) outstanding as Reserve Adjusted Eurodollar Loans, 3.5%, and (ii) with respect to Tranche B Term Loans
                             (x) outstanding as Base Rate

                                                                       Exhibit A
                                                                          Page 5


                             Loans, 3% and (y) outstanding as Reserve Adjusted Eurodollar Loans, 4%; in each case subject to reduction after the date falling six months after the Tender Offer Closing Date based on the leverage-based pricing grid attached hereto as Annex I.

                             Interest periods of 1, 2, 3 or 6 months (and 9 or 12 months if available to each Lender under a respective tranche of Loans) shall be available in the case of Reserve Adjusted Eurodollar Loans.

                             The Senior Bank Financing shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                             Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest, commitment fee and other fee calculations shall be based on a 360-day year and actual days elapsed other than calculations of interest based on the prime rate which shall be based on a 365/366-day year.

                             Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to (i) in the case of overdue principal and interest, the rate which is 2% in excess of the rate then borne by the applicable loan to which such principal or interest relates and (ii) in the case of all other overdue amounts, the rate which is 2% in excess of the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans. Such interest shall be payable on demand.

Additional Fees:             BTCo and the other Lenders shall receive such fees
                             as have been separately agreed upon.

Letter of Credit Fees:       For standby letters of credit, the Applicable
                             Margin as in effect from time to time for Revolving Loans maintained as Reserve Adjusted
                             Eurodollar Loans and for trade letters of credit, 50% of such Applicable Margin, in each case to be shared proportionately by the Lenders in accordance with their participation in the respective letter of credit, and a facing fee of 1/8 of 1% PER ANNUM to be paid to the issuer of the letter of credit for its own account, in each case calculated on the aggregate stated amount of all letters of credit for the stated duration thereof. In addition, the issuer of a letter of credit will be paid its customary administrative charges and reasonable expenses in connection with each letter of credit issued by it.

                                                                       Exhibit A
                                                                          Page 6

Commitment Fees:             The Applicable Commitment Fee Percentage
                             (as defined below) PER ANNUM of the unutilized total commitments under the Senior Bank
                             Financing, as in effect from time to time, commencing on the Tender Offer Closing Date and continuing to, and including the termination of each respective Facility, payable quarterly in arrears and upon the termination of the respective Facility. The "Applicable Commitment Fee
                             Percentage" shall mean (A) 0.375% per annum until the Merger Closing Date and (B) thereafter, 0.50% per annum (subject to reduction after the date falling six months after the Tender Offer Closing
                             Date based on the leverage-based pricing grid attached hereto as Annex I).

Voluntary Prepayments
and Commitment
Reductions:                  Voluntary prepayments may be made at any time,
                             with prior notice but without premium or penalty, subject to limitations as to minimum prepayment amounts, PROVIDED that voluntary prepayments of Reserve Adjusted Eurodollar Loans may only be made on the last day of an interest period applicable thereto unless applicable breakage costs are paid by the Borrower. All voluntary prepayments of Term Loans will be applied (i) to reduce future amortization payments in direct order of their maturity and (ii) among tranches of the Term
                             Loans in a manner to be agreed upon.

Mandatory Repayments:        Mandatory repayments of outstanding Term Loans
                             (and after all Term Loans have been repaid in full, mandatory reductions to the commitments under the Revolving Credit Facility) to be required from, in each case with exceptions to be mutually agreed upon, (a) 100% of the net cash proceeds from asset sales by Holdings and its subsidiaries (other than proceeds from the CCG
                             Transaction and the Corona Disposition (as each such term is defined below) and subject to reinvestment provisions to be agreed), (b) 100% of the net cash proceeds from issuances of debt
                             (other than proceeds from the issuance of the Subordinated Debt and refinancings of such Subordinated Debt as permitted under the caption
                             "Covenants" below) by Holdings and its
                             subsidiaries, (c) 100% of the net cash proceeds from equity issuances by, or capital contributions to, Holdings and its subsidiaries after the Tender Offer Closing Date (other than any such proceeds received in connection with (i) the issuance of equity to, and capital contributions from, the Sponsors or the LLC,
                             (ii) the exercise of employee options or warrants or (iii) the exercise of warrants issued in connection with the Subordinated Notes), (d) 100% of the net cash proceeds of certain insurance and condemnation proceeds (subject to reinvestment provisions to be agreed), and (e) a percentage to be determined of annual excess cash flow (the definition of which will be mutually agreed upon, and in any event will include a deduction for restructuring costs), with

                                                                       Exhibit A
                                                                          Page 7

                             excess cash flow to be calculated for the period from January 1, 2001 through June 30, 2002 and for each fiscal year thereafter).

                             In addition, (i) Loans shall be required to be repaid in full, and all commitments under the Senior Bank Financing shall terminate, (A) upon the occurrence of a Change of Control Event (the definition of which will be mutually agreed upon),
                             (B) if the Tender Offer Closing Date does not occur on or before January 31, 2001, (C) if the Merger shall not have been consummated substantially in accordance with the terms of the Merger Agreement and the requirements of all applicable laws on or before the earlier of the 90th day following the Tender Offer Closing Date and May 1, 2001, (D) if, on the Merger Closing Date, the Security and Guaranties as required under the headings "Security" and "Guaranties" above shall not have been furnished in accordance with the requirements of said sections, in each case in form and substance reasonably satisfactory to the Administrative Agent, (E) if, on the date the CCG Transaction is consummated, the Sponsors shall not have contributed an additional $20 million of cash to the LLC in exchange for equity of the LLC and the LLC shall not have contributed such additional $20 million of cash to Holdings in exchange for equity of Holdings, (F) if, on the Merger Closing Date, Holdings and its subsidiaries (including the Target and its respective subsidiaries) shall not have (x) repaid in full all their existing debt (other than the Continuing Indebtedness and the Subordinated Debt), (y) terminated all commitments in respect of such existing debt and (z) caused to be released, to the reasonable satisfaction of the Administrative Agent, all liens securing such debt or (G) if, on the Merger Closing Date, the Borrower shall not have received cash proceeds of at least $15.5 million from the exercise of certain options net of any amounts deducted for the payment of the shares received from the exercise of such options, and (ii) Revolving Loans shall be required to be prepaid (and letters of credit cash collateralized) if at any time the aggregate principal amount thereof exceeds the total commitments under the Revolving Credit Facility, with such prepayment (and/or cash collateralization) to be in an amount equal to such excess. All mandatory prepayments and repayments of Term Loans will be applied (i) to reduce future scheduled amortization payments thereof on a PRO RATA basis (based upon the amount of each remaining scheduled amortization payment) and (ii) among tranches of the Term Loans in a manner to be agreed upon.

Documentation;
Governing Law:               The Lenders' commitments will be subject to the
                             negotiation, execution and delivery of definitive financing agreements (and related security documentation, guaranties, etc.) consistent with the terms of this letter, in each case prepared by White & Case LLP as counsel to the

                                                                       Exhibit A
                                                                          Page 8


                             Administrative Agent (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by New York law (except security documentation that the Administrative Agent determines should be governed by local law) .

Conditions Precedent:        In addition to conditions precedent typical for
                             these types of facilities and any other conditions reasonably appropriate in the context of the proposed transaction, the following conditions shall apply:

A.       TO LOANS ON THE TENDER OFFER CLOSING DATE

                    (i) The structure and all terms of, and the documentation for, each component of the Transaction (including, without limitation, the Tender Offer, the Merger, the Refinancing, the Equity Financing, and the Subordinated Debt) shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that (x) the Subordinated Debt may be in the form of subordinated loans (the "Subordinated Loans") having the terms set forth on Annex II and subordinated notes (the "Subordinated Notes") having the terms set forth on Annex III and (y) the terms set forth on Annex II and Annex III are, in each case, satisfactory to the Administrative Agent (it being further understood and agreed that any changes to such terms and all other terms shall be required to be reasonably satisfactory to the Administrative Agent and the Required Lenders). All conditions in the documentation governing the Transaction (other than the Merger and the Refinancing) shall have been satisfied and not waived in any material respect except with the consent of the Administrative Agent. All material agreements relating to the Transaction (other than the Merger and the Refinancing) shall be in full force and effect, excluding agreements between the Target and its management. The Transaction (other than the Merger and the Refinancing) shall have been consummated in accordance with the documentation therefor and all applicable laws.

                    (ii) Holdings shall have received the cash proceeds from the Equity Financing and the Borrower or Holdings shall have received the cash proceeds from the issuance of the Subordinated Debt, in each case in the amounts and as otherwise contemplated by the Commitment Letter and, in each case, the respective entity shall have used the net cash proceeds received therefrom (x) to make payments owing in connection with the Transaction and (y) to pay fees in connection with the Transaction, before utilizing any proceeds of Loans for any such purpose. Net Debt shall not exceed the Net Debt Maximum.

                    (iii) All necessary governmental (domestic and foreign) and material third

                                                                       Exhibit A
                                                                          Page 9


                             party approvals and/or consents in connection with the Transaction, the transactions contemplated by the Senior Bank Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Bank Financing and otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Senior Bank Financing.

                    (iv) Nothing shall have occurred after the date hereof (and the Lenders shall have become aware of no facts or conditions not previously known, including, without limitation, as a result of the ongoing legal and environmental due diligence of the Administrative Agent) which the Administrative Agent shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent, or on the ability of Holdings and its subsidiaries to perform their obligations to the Lenders or which would reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole, in each case after giving effect to the Transaction.

                    (v) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, the Senior Bank Financing or any documentation executed in connection therewith, or which the Administrative Agent shall reasonably determine would reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole.

                    (vi) The Lenders shall have received customary legal opinions from counsel, in form and substance and covering matters, reasonably acceptable to the Administrative Agent.

                    (vii) The Lenders shall have received a solvency certificate from the chief financial officer or similar executive of Holdings, in form and substance reasonably acceptable to the Administrative Agent setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, each of the Borrower on a stand-alone basis, and Holdings and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent

                                                                       Exhibit A
                                                                         Page 10

                           by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.


                    (viii) The corporate and capital structure (and all
                           material agreements related thereto) of Holdings and its subsidiaries, and all organizational documents of such entities shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that the corporate and capital structure described in the Commitment Letter and this Summary of Terms is satisfactory to the Administrative Agent).


                    (ix) All Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.


                    (x) All reasonable costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Administrative Agent shall have been paid to the extent due.


                    (xi) Each of the Guaranties required prior to the Merger shall have been executed and delivered. The Lenders shall have a perfected first priority security interest in the assets of Holdings and its subsidiaries as required above prior to the Merger.


                    (xii) There shall not have occurred since the date hereof and be continuing a material disruption of or material adverse change in financial, banking, capital or currency markets, or in the syndication market for credit facilities similar in nature to the Senior Bank Financing contemplated herein, that would have a material adverse effect on the syndication, in each case as reasonably determined by the Administrative Agent in its sole discretion.


                    (xiii) The Administrative Agent shall have received, and
                           shall be reasonably satisfied with, (i) a PRO FORMA balance sheet of Holdings and its subsidiaries after giving effect to the Transaction, and (ii) a funds flow memorandum.

B.       CONDITIONS TO ALL LOANS

                           Absence of default or unmatured default under the Senior Bank Financing and continued accuracy of representations and warranties in all material respects.

                                                                       Exhibit A
                                                                         Page 11


Representations
and Warranties:            The Senior Bank Financing and related documentation
                           shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction as may be mutually agreed, subject to materiality and other limitations to be agreed. The representation and warranty as to no material adverse change shall provide for an exception for Restructuring Transactions (as defined on Annex VI hereto) so long as (i) such Restructuring Transactions are completed within
                           30 months following the Tender Offer Closing Date,
                           (ii) the capital expenditures made in connection therewith do not exceed $17 million and (iii) the operating expenses made in connection therewith do not exceed $34.4 million.

Covenants:                 Those typical for these types of facilities and any
                           additional covenants appropriate in the context of the proposed transaction as may be mutually agreed
                           (with such covenants having such exceptions or baskets as may be mutually agreed upon). "Special purpose corporation" covenants shall apply to Holdings. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                    (i)    Restrictions on other indebtedness.

                    (ii) Restrictions on mergers and acquisitions and dispositions of assets (provided that (x) the CCG Transaction and (y) the sale of stock or assets of Sunrise Medical S.A., the Borrower's French bed and furniture business, to a third party (the "Corona Disposition") and (z) the Dynavox transaction (as described under the caption "Security" above), in each case shall be permitted).

                    (iii)  Restrictions on sale-leaseback transactions.

                    (iv) Restrictions on dividends, stock repurchases and material amendments of organizational, corporate and other documents (it being understood that Holdings and its subsidiaries will be permitted to make dividends and distributions (a) to fund the purchase by the LLC of its capital stock from management and employees upon death, disability, termination, resignation or retirement up to annual aggregate limits to be agreed upon plus the proceeds of key man life insurance, (b) consisting of the CCG Transaction (to the extent same is considered a dividend or distribution), (c) to fund the payment by Holdings of interest on the Subordinated Debt (so long as Holdings is the issuer of the Subordinated Debt and subject to the applicable subordination provisions set forth on Annex IV hereto) and (d) to fund tax payments by Holdings.

                                                                       Exhibit A
                                                                         Page 12

                    (v) Restrictions on voluntary prepayments of other indebtedness (including the Subordinated Debt) and amendments thereto (it being understood and agreed that the Subordinated Loans may be refinanced with Subordinated Notes having the terms set forth on Annex III (with any changes to such terms and all other terms required to be reasonably satisfactory to the Administrative Agent and the Required Lenders)).

                    (vi) Restrictions on transactions with affiliates (provided that (w) the payment of fees to Vestar pursuant to the terms of the guaranty of the Subordinated Loans shall be permitted (which fees shall be subordinated to the Senior Bank Financing pursuant to subordination provisions substantially the same as those set forth in Annex IV hereto (with appropriate modifications)), (x) under no circumstances will payment of annual management fees to the Sponsors (subject to an annual cap to be agreed upon) be restricted, (y) intercompany loans to non-U.S. subsidiaries in an aggregate principal amount of at least $30 million (subject to a cap to be agreed upon) shall be permitted and (z) in the event that CCG assets are transferred to a limited liability company but the proposed joint venture arrangement is not consummated, intercompany loans to such limited liability company in an aggregate amount to be agreed upon shall be permitted) and formation of subsidiaries.

                    (vii) Restrictions on investments (provided that (x) the Borrower will be permitted to advance up to $2.5 million to a buyer in connection with the Corona Disposition, (y) Holdings and its subsidiaries will be permitted to advance funds to the LLC to fund permitted stock repurchases as set forth in clause (iv) above) and (z) the Borrower will be permitted to make the intercompany loans referred to in clause (vi) above.

                    (viii)    Maintenance of existence and properties.

                    (ix)      No liens, with exceptions to be negotiated.

                    (x) The following financial covenants: maximum leverage ratio (to be defined as the ratio of consolidated total indebtedness (to be defined to exclude letters of credit (other than standby letters of credit) unless drawn upon) to Consolidated EBITDA), minimum interest coverage ratio and minimum fixed charge coverage ratio. Consolidated EBITDA (the definition of which is attached hereto as Annex V) will be adjusted to take into account expenses incurred in connection with the restructuring plan and the annualized impact of cost savings implemented in the restructuring plan.

                    (xi)      Adequate insurance coverage.

                                                                       Exhibit A
                                                                         Page 13


                    (xii)     ERISA covenants.

                    (xiii) The obtaining of interest rate protection in amounts and for periods to be determined.

                    (xiv) Restrictions on capital expenditures, with a carry forward to be agreed.

                    (xv) Financial reporting and customary visitation and inspection rights.

                    (xvi)     Compliance with laws.

Events of Default:            Those typical for these types of facilities and
                              any additional ones appropriate in the context of the proposed transaction, to be mutually agreed, including, without limitation, non-payment, material misrepresentations, covenant defaults, bankruptcy and a Change of Control Event.

Assignments and
Participations:               The Borrower may not assign its rights or
                              obligations under the Senior Bank Financing without the prior written consent of the Lenders.
                              Any Lender may assign, and may sell
                              participations in, its rights and obligations under the Senior Bank Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to (i) the consent of the Borrower (except during the continuance of an event of default), which consent shall not be unreasonably withheld, (ii) a minimum assignment amount of $5 million (or to the extent the amount held by such Lender is less than $5 million, such lesser amount) and
                              (iii) such other limitations as may be
                              established by the Administrative Agent. The
                              Senior Bank Financing shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Senior Bank
                              Financing and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Required Lenders:             Majority.

Counsel to the
Administrative Agent:         White & Case LLP.

                                                                         ANNEX I


                                  PRICING GRID


        Ratio of total debt       Tranche A Term                             Tranche B      Tranche B
       to Consolidated EBITDA        Loan and        Tranche A Term Loan     Term Loan      Term Loan         Applicable
       (Rolling Four Quarter      Revolving Loan      and Revolving Loan    Eurodollar      Base Rate      Commitment Fee
               Basis)            Eurodollar Margin     Base Rate Margin       Margin          Margin          Percentage
       ---------------------     -----------------     ----------------     ----------      ---------         ----------
      Greater than 3.25:1.00           3.50%                 2.50%             4.00%          3.00%             0.50%

      Less than or equal to            3.25%                 2.25%             4.00%          3.00%             0.50%
      3.25:1.00 but greater
      than 2.75:1.00

      Less than or equal to            3.00%                 2.00%             3.75%          2.75%             0.50%
      2.75:1.00 but greater
      than 2.25:1.00

      Less than or equal to            2.75%                 1.75%             3.75%          2.75%             0.375%
      2.25:1.00


                                                                        ANNEX II




                PRELIMINARY SUMMARY OF CERTAIN TERMS AND CONDITIONS(1)


III.     DESCRIPTION OF THE SUBORDINATED DEBT FINANCING

Amount: Subordinated Notes in an initial aggregate principal amount of $40 million (the "Subordinated Notes").

Maturity:          The final maturity of the Subordinated Notes shall be 8 years from the date of the acceptance of the shares of the capital stock of the Target pursuant to the Tender Offer (the "Tender
                   Offer Closing Date").

Availability:      The Subordinated Debt Financing shall only be available on the Tender Offer Closing Date. No amount of the proceeds of the Subordinated Notes (the "Loans") once repaid may be reborrowed.

Amortization:      None.

Use of Proceeds:   The Loans shall be utilized solely to finance the portion of the Transaction consummated on the Tender Offer Closing Date, and related fees and expenses.


IV.      TERMS APPLICABLE TO THE SUBORDINATED DEBT FINANCING

Borrower:          Holdings and/or Newco (the "Borrower").

Administrative
Agent:             BTCo (the "Administrative Agent").

Sole Lead Arranger
and Book Manager:  DBSI (the "Lead Arranger").

Lenders:           BTCo and/or a syndicate of lenders formed by BTCo (the
                   "Lenders").

Guaranty:          All obligations under the Subordinated Debt Financing shall be unconditionally guaranteed by Vestar (the "Guarantor").
                   The Guaranty

----------

(1) All capitalized terms used herein but not defined herein shall have the meanings provided in the Commitment Letter in respect of the Subordinated Notes (the "Commitment Letter").

                                                                        ANNEX II
                                                                          Page 2


                   shall be in form and substance reasonably satisfactory to the Administrative Agent and shall include covenants requiring the Guarantor to reserve a portion of the capital commitments of its limited partners in an aggregate amount equal to at least 125% of the principal amount of the Subordinated Notes, in addition to other customary provisions to be agreed upon.

Security:          The Subordinated Notes shall be unsecured.

Subordination:     The Subordinated Notes shall be subordinated to the Senior
                   Bank Financing pursuant to subordination provisions substantially the same as those set forth on Annex IV hereto.

Interest Rates:    At the option of the Borrower, Loans may be maintained from time to time as (x) Base Rate Loans which shall bear interest at the Applicable Margin in excess of the Base Rate in effect from time to time or (y) Reserve Adjusted Eurodollar Loans which shall bear interest at the Applicable Margin in excess of the Eurodollar Rate (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period.

                   "Base Rate" shall mean the higher of (x) 1/2 of 1% in excess of the Federal Funds rate and (y) the rate that BTCo announces from time to time as its prime lending rate, as in effect from time to time.

                   "Applicable Margin" shall mean (i) with respect to Loans outstanding as Base Rate Loans, 0% and (ii) with respect to Loans outstanding as Reserve Adjusted Eurodollar Loans, 1%.

                   Interest periods of 1, 2, 3 or 6 months (and 9 or 12 months if available to each Lender shall be available in the case of Reserve Adjusted Eurodollar Loans.

                   The Subordinated Debt Financing shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, actual reserves, funding losses, illegality and withholding taxes.

                   Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each fiscal quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest, commitment fee and other fee calculations shall be based on a

                                                                        Annex II
                                                                          Page 3

                   360-day year and actual days elapsed other than calculations of interest based on the prime rate which shall be based on a 365/366-day year.

                   Overdue principal, interest and other amounts shall bear interest at a rate per annum equal to (i) in the case of overdue principal and interest, the rate which is 2% in excess of the rate then borne by the applicable loan to which such principal or interest relates and (ii) in the case of all other overdue amounts, the rate which is 2% in excess of the rate otherwise applicable to Loans maintained as Base Rate Loans. Such interest shall be payable on demand.

Additional Fees:   BTCo and the other Lenders shall receive such fees as have been separately agreed upon.



Put Option:        The Guaranty shall include a put option pursuant to which the
                   Administrative Agent may elect to transfer all of its rights and obligations under the Subordinated Notes to the Guarantor if the Subordinated Notes are not refinanced in full on or before the second anniversary of the Tender Offer Closing
                   Date, in each case on terms and conditions reasonably satisfactory to the Administrative Agent.

Voluntary
Prepayments
and Commitment
Reductions:        Voluntary prepayments may be made at any time, with prior
                   notice but without premium or penalty, subject to limitations
                   (i) to be agreed upon in connection with the subordination of the Subordinated Notes and (ii) as to minimum prepayment amounts, PROVIDED that voluntary prepayments of Reserve
                   Adjusted Eurodollar Loans may only be made on the last day of an interest period applicable thereto unless applicable breakage costs are paid by the Borrower.

Mandatory
Repayments:        Mandatory repayments of outstanding Loans to be required from certain cash proceeds to be agreed upon, subject to limitations to be agreed upon in connection with the subordination of the Subordinated Notes.

                   In addition, (i) Loans shall be required to be repaid in full, and all commitments under the Subordinated Debt Financing shall terminate, (A) upon the occurrence of a Change of Control Event (the definition of which will be mutually agreed upon), (B) if the Tender Offer Closing Date does not occur on or before January 31, 2001, (C) if the Merger shall not have been consummated substantially in accordance with the terms of the Merger Agreement and the requirements of all applicable laws on or before the earlier of the 90th day following the Tender Offer Closing Date and May 1, 2001, (D) if, on the date the CCG Transaction

                                                                        Annex II
                                                                          Page 4

                   is consummated, the Sponsors shall not have contributed an additional $20 million of cash to the LLC in exchange for equity of the LLC and the LLC shall not have contributed such additional $20 million of cash to Holdings in exchange for equity of Holdings, (E) if, on the Merger Closing Date, Holdings and its subsidiaries (including the Target and its respective subsidiaries) shall not have (x) repaid in full all their existing debt (other than the Continuing Indebtedness and the Senior Bank Financing), (y) terminated all commitments in respect of such existing debt and (z) caused to be released, to the reasonable satisfaction of the Administrative Agent, all liens securing such debt or (F) if, on the Merger Closing Date, the Borrower shall not have received cash proceeds of at least $15.5 million from the exercise of certain options net of any amounts deducted for the payment of Loans received from the exercise of such options, in each case subject to the limitations to be agreed upon in connection with the subordination of the Subordinated Notes.

Documentation;
Governing Law:     The Lenders' commitments will be subject to the negotiation, execution and delivery of definitive financing agreements
                   (and guaranty, etc.) consistent with the terms of this letter, in each case prepared by White & Case LLP as counsel to the Administrative Agent (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by New York law (except security documentation that the Administrative Agent determines should be governed by local law).

Conditions
Precedent:         In addition to conditions precedent typical for these types of facilities and any other conditions reasonably appropriate in the context of the proposed transaction, the following conditions shall apply:

        (i) The structure and all terms of, and the documentation for, each component of the Transaction (including, without limitation, the Tender Offer, the Merger, the Refinancing, the Equity Financing, and the Senior Bank Financing) shall be reasonably satisfactory to the Administrative Agent. All conditions in the documentation governing the Transaction (other than the Merger and the Refinancing) shall have been satisfied and not waived in any material respect except with the consent of the Administrative Agent. All material agreements relating to the Transaction (other than the Merger and the Refinancing) shall be in full force and effect, excluding agreements between the Target and its management. The Transaction (other than the Merger and the Refinancing) shall have been consummated in accordance with the documentation therefor and all applicable laws.

                                                                        Annex II
                                                                          Page 5


        (ii) Holdings shall have received the cash proceeds from the Equity Financing in the amount and as otherwise contemplated by the Commitment Letter and Holdings or Newco shall have used the net cash proceeds received therefrom (x) to make payments owing in connection with the Transaction and (y) to pay fees in connection with the Transaction, before utilizing any proceeds of Loans for any such purpose. In addition, (i) Net Debt shall not exceed the Net Debt Maximum and (ii) Holdings and Newco shall have entered into the Senior Bank Financing, which shall provide for one or more term loan facilities of at least $165 million and a revolving credit facility of at least $50 million, and the initial closing thereunder shall have occurred.


        (iii) All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the transactions contemplated by the Subordinated Debt Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents, or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Subordinated Debt Financing and otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Subordinated Debt Financing.


        (iv) Nothing shall have occurred after the date hereof (and the Lenders shall have become aware of no facts or conditions not previously known, including, without limitation, as a result of the ongoing legal and environmental due diligence of the Administrative Agent) which the Administrative Agent shall reasonably determine could have a material adverse effect on the rights or remedies of the Lenders or the Administrative Agent, or on the ability of Holdings and its subsidiaries to perform their obligations to the Lenders or which would reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole, in each case after giving effect to the Transaction.


        (v) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction, the Subordinated Debt Financing or any documentation executed in connection therewith, or which the Administrative Agent shall reasonably determine would reasonably be expected to have a materially adverse effect on the

                                                                        Annex II
                                                                          Page 6

                   business, property, assets, liabilities, condition (financial or otherwise) or prospects of the Target and its subsidiaries taken as a whole.


        (vi) The Lenders shall have received customary legal opinions from counsel, in form and substance and covering matters, reasonably acceptable to the Administrative Agent.


        (vii) The Lenders shall have received a solvency certificate from the chief financial officer or similar executive of Holdings, in form and substance reasonably acceptable to the Administrative Agent setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, each of the Borrower on a stand-alone basis, and Holdings and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.


        (viii) The corporate and capital structure (and all material agreements related thereto) of Holdings and its subsidiaries, and all organizational documents of such entities shall be reasonably satisfactory to the Administrative Agent (it being understood and agreed that the corporate and capital structure described in the Commitment Letter and this Summary of Terms is satisfactory to the Administrative Agent).


        (ix) All Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.


        (x) All reasonable costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Administrative Agent shall have been paid to the extent due.


        (xi)       The Guaranty shall have been executed and delivered.


        (xii) There shall not have occurred since the date hereof and be continuing a material disruption of or material adverse change in financial, banking, capital or currency markets, or in the syndication market for credit facilities similar in nature to the Subordinated Debt Financing contemplated herein, that would have a material adverse effect on any syndication, in each case as reasonably determined by the Administrative Agent in its sole discretion.

                                                                        Annex II
                                                                          Page 7



        (xiii) The Administrative Agent shall have received, and shall be reasonably satisfied with, (i) a PRO FORMA balance sheet of Holdings and its subsidiaries after giving effect to the Transaction, and (ii) a funds flow memorandum.

        (xiv) Absence of default or unmatured default under the Subordinated Debt Financing and continued accuracy of representations and warranties in all material respects.

Representations
and Warranties:    The Subordinated Debt Financing and related documentation
                   shall contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction as may be mutually agreed, subject to materiality and other limitations to be agreed. The representation and warranty as to no material adverse change shall provide for an exception for Restructuring Transactions (as defined on Annex VI hereto) so long as (i) such Restructuring Transactions are completed within 30 months following the Tender Offer Closing
                   Date, (ii) the capital expenditures made in connection therewith do not exceed $17 million and (iii) the operating expenses made in connection therewith do not exceed $34.4 million.

Covenants:         Those typical for these types of facilities and any
                   additional covenants appropriate in the context of the proposed transaction as may be mutually agreed (with such covenants having such exceptions or baskets as may be mutually agreed upon). Such covenants will apply to the Holdings and each subsidiary of Holdings and a limited set of covenants to be mutually agreed upon will apply to the Guarantor. "Special purpose corporation" covenants shall apply to Holdings. Although the covenants have not yet been specifically determined, we anticipate that the covenants made by Holdings and each subsidiary of Holdings shall in any event include:

        (i)        Restrictions on other indebtedness.

        (ii) Restrictions on mergers and acquisitions and dispositions of assets (provided that (x) the CCG Transaction and (y) the sale of stock or assets of Sunrise Medical S.A., the Borrower's French bed and furniture business, to a third party (the "Corona Disposition") and (z) the transfer of the assets of Dynavox Systems Inc. to a newly formed limited liability company in exchange for a portion of the common interests and all of the preferred interests of such limited liability company, in each case shall be permitted).

        (iii) Restrictions on dividends, stock repurchases and material amendments of organizational, corporate and other documents (it being understood

                                                                        Annex II
                                                                          Page 8

                   that Holdings and its subsidiaries will be permitted to make dividends and distributions (a) to fund the purchase by the LLC of its capital stock from management and employees upon death, disability, termination, resignation or retirement up to annual aggregate limits to be agreed upon plus the proceeds of key man life insurance, (b) consisting of the CCG Transaction (to the extent same is considered a dividend or distribution), (c) to fund the payment by Holdings of interest on the Subordinated Notes (so long as Holdings is the Borrower and subject to the applicable subordination provisions set forth on Annex IV hereto) and (d) to fund tax payments by Holdings.

        (iv) Restrictions on voluntary prepayments of other indebtedness and amendments thereto.

        (v) Restrictions on transactions with affiliates (provided that (w) the payment of fees to the Guarantor pursuant to the terms of the Guaranty shall be permitted (which fees shall be subordinated to the Senior Bank Financing pursuant to subordination provisions substantially the same as those set forth in Annex IV hereto (with appropriate modifications)),
                   (x) under no circumstances will payment of annual management fees to the Sponsors be restricted, (y) intercompany loans to non-U.S. subsidiaries shall be permitted and (z) in the event that CCG assets are transferred to a limited liability company but the proposed joint venture arrangement is not consummated, intercompany loans to such limited liability company shall be permitted) and formation of subsidiaries.

        (vi) Restrictions on investments (provided that (x) the Borrower will be permitted to advance up to an amount to be agreed upon to a buyer in connection with the Corona Disposition,
                   (y) Holdings and its subsidiaries will be permitted to advance funds to the LLC to fund permitted stock repurchases as set forth in clause (iii) above and (z) the Borrower will be permitted to make the intercompany loans referred to in clause (v) above).

        (vii)      Maintenance of existence and properties.

        (viii)     No liens, with exceptions to be negotiated.

        (ix)       Adequate insurance coverage.

        (x)        ERISA covenants.

        (xi) Financial reporting and customary visitation and inspection rights.

                                                                        Annex II
                                                                          Page 9


        (xii)      Compliance with laws.

Events of Default: Those typical for these types of facilities and any additional ones appropriate in the context of the proposed transaction, to be mutually agreed, including, without limitation, non-payment, material misrepresentations, covenant defaults, bankruptcy and a Change of Control Event.

Assignments and
Participations:    The Borrower may not assign its rights or obligations under the Subordinated Debt Financing without the prior written consent of the Lenders. Any Lender may assign, and may sell participations in, its rights and obligations under the Subordinated Debt Financing, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to (i) the consent of the Borrower (except during the continuance of an event of default), which consent shall not be unreasonably withheld, (ii) a minimum assignment amount of $5 million (or to the extent the amount held by such Lender is less than $5 million, such lesser amount) and
                   (iii) such other limitations as may be established by the Administrative Agent.

Required Lenders:  Majority.

Counsel to the
Administrative
Agent:             White & Case LLP.

                                                                       ANNEX III


                            SENIOR SUBORDINATED NOTES

                             PRELIMINARY SUMMARY OF
                          CERTAIN TERMS AND CONDITIONS

ISSUER:            Holdings and/or Newco (the "Issuer").

ISSUE:             Senior Subordinated Notes (the "Notes").

PRINCIPAL AMOUNT:  $40,000,000.

MATURITY:          At least 8 years from the issuance date.

INTEREST RATE:     Up to 12.75% per annum, payable semi-annually. Until the
                   fifth anniversary of the issuance date, the Issuer shall have the option to pay a portion of the interest in kind, in which case the interest rate shall be 7.75% in cash and 5.00% in kind. On or before the fifth anniversary, the Issuer shall pay in cash all accrued and unpaid interest, if any, on the Notes. After the fifth anniversary, the Notes will pay interest in cash only.

WARRANTS:          Warrants to acquire the common equity of Holdings may be
                   issued at any time on or after the issuance date.

USE OF PROCEEDS:   The net proceeds from the Notes, together with borrowings
                   under the Senior Bank Financing, a cash investment from the Sponsors into the LLC which shall be contributed to Holdings and which Holdings shall contribute to the Borrower, the proceeds from the CCG Transaction and existing cash on hand at the Target will be used to fund the purchase of the Target, to refinance existing debt at the Target and to pay associated fees and expenses of these transactions.

SECURITY:          Unsecured.

SUBORDINATION:     The Notes will be senior subordinated obligations of the
                   Issuer and will rank (i) PARI PASSU in the right of payment with all existing and future senior subordinated indebtedness of the Issuer (ii) junior in right of payment with all existing and future senior indebtedness of the Issuer and
                   (iii) senior in right of payment with all existing and future subordinated indebtedness of the Issuer with respect to principal, premium, if any, and interest, in each case, pursuant to

                                                                       Annex III
                                                                          Page 2


                   subordination provisions substantially the same as those set forth on Annex IV hereto.

OPTIONAL
REDEMPTION:        The Notes will be redeemable at any time at the option of
                   Holdings, in whole or in part, at 101% of par, together with accrued and unpaid interest, if any, to the redemption date.
                   Notwithstanding the foregoing, in no event will the Notes be redeemable at any time prior to the repayment of the outstanding Loans, and the termination of the commitments, under the Senior Bank Financing.

MANDATORY
REDEMPTION:        The Issuer must redeem the Notes: (i) upon maturity, and (ii)
                   upon a Change of Control (to be defined) of the Borrower or upon the sale of substantially all of the assets of the Borrower in each case, at 100% of par together with accrued and unpaid interest, if any, to the redemption date.

SHAREHOLDER
RIGHTS: Information rights Anti-dilution protection/pre-emptive rights Drag-along by Holdings/tag-along rights Piggyback registration rights

COVENANTS:         Customary for transactions of this nature, including
                   financial covenants, provided that such covenants are less restrictive than those applicable to the Senior Bank
                   Financing.

EVENTS OF DEFAULT: Customary for transactions of this nature.

COMMITMENT FEE:    To be determined.

ANTICIPATED
CLOSING:           On or before December 31, 2000

                                                                        ANNEX IV

                           SUBORDINATION PROVISIONS*
                                    ARTICLE __

         __.01 DEFINITIONS As used in this Article ___, the following terms shall have the following meanings:

         "PIK NOTES" means promissory notes issued by the Borrower to the holders of Notes, which promissory notes shall be (i) substantially in the same form as the Notes, and (ii) issued in lieu of cash interest on the Notes on the date that such cash interest payments would otherwise be due, and in a principal amount equal to such cash interest that would otherwise be payable.

         "POST-PETITION INTEREST" means interest accruing in respect of Senior Indebtedness after the commencement of any bankruptcy, insolvency, receivership or similar proceedings by or against the Borrower, at the rate applicable to such Senior Indebtedness pursuant to the terms applicable thereto, whether or not such interest is allowed as a claim enforceable against the Borrower in any such proceedings.

         "SENIOR COVENANT DEFAULT" means any default under any Senior Indebtedness (other than a Senior Payment Default) which continues uncured for the period of grace, if any, with respect thereto.

         "SENIOR CREDIT FACILITY" means the Credit Agreement, dated as of _______, among the Borrower, the lending institutions party thereto from time to time and Bankers Trust Company, as Administrative Agent, as amended, modified, supplemented, refinanced and refunded from time to time.

         "SENIOR DEFAULT" means a Senior Payment Default or a Senior Covenant Default.

         "SENIOR INDEBTEDNESS" shall mean the principal of, premium, if any, and interest on (including any Post-Petition Interest) and any other monetary obligations with respect to any Indebtedness of the Borrower, whether outstanding on the date hereof of hereafter created, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "SENIOR INDEBTEDNESS" shall also include the principal of, premium, if any, interest (including any Post-Petition Interest) on, and all other amounts owing in respect of, (i) all monetary obligations

-----------

* These provisions contemplate subordination of certain obligations of the issuer of the Notes (the "Borrower"). If a parent company, or subsidiaries of the Borrower, guaranty the Notes, then changes will need to be made to subordinate such guaranties to all Senior Indebtedness.

                                                                        Annex IV
                                                                          Page 2

(including guarantees thereof) of every nature of the Borrower under the Senior Credit Facility, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities, and (ii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Borrower; PROVIDED, HOWEVER, in no event shall the aggregate principal amount of Senior Indebtedness exceed the amount allowable under Section ___ of this Agreement. At any time on or prior to the termination of the Senior Credit Facility, "Senior Indebtedness" shall be limited to the Indebtedness and other obligations referenced in the immediately preceding sentence unless the Administrative Agent or the Required Lenders, as such terms are defined in the Senior Credit Facility, otherwise consent in writing.

         "SENIOR PAYMENT DEFAULT" means any default in the payment of any Senior Indebtedness whether upon the scheduled maturity thereof, upon acceleration or otherwise.

         __.02 SUBORDINATION. The Borrower, for itself and its successors and assigns, covenants and agrees, and each Holder, by its acceptance thereof, shall be deemed to have agreed, that the payment from whatever source of the Indebtedness of the Borrower evidenced by this Agreement and the Notes, including the principal thereof, interest and premium thereon, and any other amounts owing hereunder or thereunder shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness, and that each holder of such Senior Indebtedness, with respect to the Senior Indebtedness now existing or hereafter arising, shall be deemed to have acquired such Senior Indebtedness in reliance upon the covenants and provisions contained in this Article ___.

         __.03 SUBORDINATION UPON DISTRIBUTION OF ASSETS.

         (a) Upon any payment or distribution of assets of the Borrower of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Borrower, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings or pursuant to any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Borrower (including upon any event described in Section ___ [reference bankruptcy defaults]), all Senior Indebtedness shall first be paid in full in cash or duly provided for to the satisfaction of the holders of Senior Indebtedness before any payment of cash, property or securities is made on account of the Notes, and any such payment or distribution which otherwise would be payable or deliverable upon or with respect to the Notes shall be paid or delivered directly to the holders of the Senior Indebtedness or as otherwise directed by such holders or a court of competent jurisdiction for application to the payment or prepayment of the Senior Indebtedness (in such order as the holders of the Senior Indebtedness may elect) until the Senior Indebtedness shall have been paid in full in cash or duly provided for to the satisfaction of the holders of Senior Indebtedness.

         (b) For purposes of this Section __.03, the words "cash, property or securities" shall not be deemed to include securities of the Borrower or any other successor corporation to the Borrower provided for by a plan of reorganization or readjustment which (i)

                                                                        Annex IV
                                                                          Page 3

are unsecured, (ii) have a maturity date which is not earlier than the maturity date of the Notes, (iii) do not contain any mandatory repayment provisions which are more favorable to the Holder than the terms contained in the Notes, (iv) shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the Notes on the date hereof, (v) shall not have a rate of interest payable in cash on such securities that exceeds the effective rate of interest on the Noes, and (vi) shall be subordinate to the Senior Indebtedness, at least to the same extent as the Notes, (it being acknowledged that such securities shall not be deemed to be so subordinated if the holder is permitted to receive and retain cash payments thereon prior to the indefeasible payment of the Senior Indebtedness in full in cash).

         __.04 PROHIBITIONS AND LIMITATIONS ON PAYMENT

         (a) Subject to Section __.03 hereof, upon receipt by the Borrower of a Blockage Notice (as defined below) in respect of any Senior Payment Default and unless and until such Senior Payment Default shall have been cured or effectively waived in writing by the holders of the Senior Indebtedness, no direct or indirect payment (in cash, property, securities or by set-off or otherwise) shall be made of or on account of the Notes or in respect of any redemption, retirement, purchase or other acquisition of the Notes and the Holders shall not accept (in cash, property, securities or by setoff or otherwise), other than by payment of PIK Notes, from the Borrower any payment of or on account of the Notes. Upon the earlier of the cure or waiver of such Senior Payment Default, the Borrower shall, subject to Section __.03 hereof, promptly pay to the Holders all sums then due and payable under the Notes as a result of this Section __.04(a).

         (b) Subject to Section __.03 hereof, upon receipt by the Borrower of a Blockage Notice in respect of any Senior Covenant Default and until the earlier of (i) such Senior Covenant Default having been cured or effectively waived in writing by the holders of the Senior Indebtedness and (ii) the expiration of the applicable Blockage Period (as defined below), no direct or indirect payment (in cash, property, securities or by set-off or otherwise) shall be made by the Borrower of or on account of the Notes or in respect of any redemption, retirement, purchase or other acquisition of the Notes and the Holders shall not accept (in cash, property, securities or by setoff or otherwise) other than by payment of PIK Notes from the Borrower any payment of or on account of the Notes. Upon the earlier of the dates described in clause (i) and (ii) above, the Borrower shall, subject to Section __.03 hereof, promptly pay to the Holders all sums then due and payable under the Notes as a result of this Section __.04(b).

         (c) For purposes of this Section __.04, a "Blockage Notice" is a notice of a Senior Default given to the Borrower by the holders of a majority in principal amount of the Senior Indebtedness or their authorized agent and a "Blockage Period" is the period commencing upon the Borrower's receipt of such Blockage Notice and ending on the date one hundred eighty (180) days thereafter; PROVIDED that (i) no Blockage Notice may be given by reason of the continuance of any Senior Default which existed at the time of the giving of a prior Blockage Notice; and (ii) no more than one Blockage Notice may be given in any three hundred sixty

                                                                        Annex IV
                                                                          Page 4

(360)-day period. Upon receipt of any Blockage Notice, the Borrower shall promptly, but in any event with five (5) Business Days of receipt, deliver the same to each Holder.

         __.05 LIMITATION ON REMEDIES. So long as any Senior Indebtedness remains outstanding, upon the occurrence of an Event of Default, no Holder shall declare or join in any declaration of any of the Notes to be due and payable by reason of such Event of Default or otherwise take or cause to be taken any action against the Borrower (including, without limitation, commencing any legal action against the Borrower or filing or joining in the filing of any insolvency petition against the Borrower) until the expiration of the Remedy Standstill Period (as defined below) with respect to such Event of Default; PROVIDED, that any Remedy Standstill Period shall expire immediately and, subject to the provisions of Sections __.03 and __.04 hereof, the Holders shall be entitled to exercise all rights and remedies under Section __ [reference remedies section]hereof in the event (a) the holders of the Senior Indebtedness shall have caused such Senior Indebtedness to become due prior to its stated maturity, (b) the Senior Covenant Default in respect of which any Blockage Period shall have commenced shall have been cured to the satisfaction of the holders of the Senior Indebtedness or effectively waived in writing by the holders of the Senior Indebtedness, (c) an Event of Default pursuant to Section __ [reference bankruptcy defaults] shall have occurred and be continuing, or (d) any holder of the Senior Indebtedness commences any action to foreclose upon, attach, seize, take control of or otherwise exercise remedies under the Senior Credit Facility or other agreement governing such Senior Indebtedness or any security therefor on or with respect to a material portion of the assets of the Borrower. For the purposes of this Section __.05, a "Remedy Standstill Period" is the period commencing on the date a notice of intention to exercise remedies on account of the occurrence of an Event of Default shall have been given by the Required Holders to the Borrower and expiring on the later of (i) thirty (30) Business Days after the date of such notice and (ii) the earlier of (A) the expiration of any Blockage Period in effect on the last day of such thirty
(30) Business Day period or (B) the one hundred eightieth (180th) day after the date of such notice.

         __.06 PAYMENTS AND DISTRIBUTIONS RECEIVED. If any Holder shall have received any payment from, or distribution of assets of, the Borrower in respect of any of the Notes in contravention of the terms of this Article __, then and in such event such payment or distribution shall be received and held in trust for and shall be paid over or delivered to the holders of the Senior Indebtedness (or to the applicable agent on their behalf) for application to the Senior Indebtedness, to the extent necessary to pay all such Senior Indebtedness in full in the form received (except for the endorsement or assignment of such Holder where necessary).

         __.07 PROOFS OF CLAIM. If, while any Senior Indebtedness is outstanding, any event described in Section __.03(a) occurs, the Holders shall duly and promptly take such action as any holder of the Senior Indebtedness may reasonably request to collect any payment with respect to the Notes for the account of the holders of the Senior Indebtedness and to file appropriate claims or proofs of claim in respect of the Notes and to execute and deliver on demand such powers of attorney, proofs of claim, assignments of claim or other instruments as may be required to enforce any and all claims on or with respect to the Notes. Upon the failure of any Holder to take any such action, each holder of the Senior Indebtedness is hereby

                                                                        Annex IV
                                                                          Page 5

irrevocably authorized and empowered (in its own name or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in respect of the Notes and to file claims and proofs of claim with respect to the Notes and each of the Holders hereby appoints each holder of the Senior Indebtedness or its representative as attorney-in-fact for such Holder to take any and all actions permitted by this paragraph to be taken by such Holder.

         __.08 SUBROGATION. After all amounts payable under or in respect of the Senior Indebtedness have been paid in full in cash or duly provided for to the satisfaction of the holders of Senior Indebtedness, the Holders shall be subrogated to the rights of the holders of the Senior Indebtedness to receive payments or distributions applicable to the Senior Indebtedness to the extent that distributions otherwise payable to the Holders have been applied to the payment of the Senior Indebtedness. A distribution made under this Article __ to a holder of the Senior Indebtedness which otherwise would have been made to a Holder is not, as between the Borrower and such Holder, a payment by the Borrower on the Senior Indebtedness.

         __.09 RELATIVE RIGHTS. This Article __ defines the relative rights of the Holders and the holders of the Senior Indebtedness. Nothing in this Article __ shall (a) impair, as between the Borrower and the Holders, the obligations of the Borrower, which are absolute and unconditional, to pay principal of and interest (including default interest) and premium on the Notes in accordance with their terms, (b) affect the relative rights of the Holders and creditors of the Borrower other than holders of the Senior Indebtedness, or (c) prevent the Holders from exercising their available remedies upon a default or Event of Default, subject to the rights, if any, under this Article __ of holders of the Senior Indebtedness.

         __.10 SUBORDINATION NOT IMPAIRED; BENEFIT OF SUBORDINATION. Each of the Holders agrees and consents that without notice to or assent by such Holder, and without affecting the liabilities and obligations of the Borrower and any holder of the Notes and the rights and benefits of the holders of the Senior Indebtedness set forth in this Article __:

         (a) Subject to the terms and conditions hereof and except as otherwise prohibited hereunder, the obligations and liabilities of the Borrower and any other party or parties for or upon the Senior Indebtedness may, from time to time, be increased, renewed, refinanced, extended, modified, amended, restated, compromised, supplemented, terminated, waived or released;

         (b) The holders of the Senior Indebtedness, and any representative or representatives acting on behalf thereof, may exercise or refrain from exercising any right, remedy or power granted by or in connection with any agreements relating to the Senior Indebtedness and the subordination provisions hereof, including, without limitation, accelerating the Senior Indebtedness or exercising any right of set-off; and

         (c) Any balance or balances of funds with any holder of the Senior Indebtedness at any time outstanding to the credit of the Borrower may, from time to time, in whole or in part, be surrendered or released;

                                                                        Annex IV
                                                                          Page 6

all as the holders of the Senior Indebtedness, and any representative or representatives acting on their behalf, may deem advisable, and all without impairing, abridging, diminishing, releasing or affecting the subordination of the Notes to the Senior Indebtedness provided for herein.

         __.11 COVENANTS OF THE HOLDERS. Until all of the Senior Indebtedness has been indefeasibly and fully paid in cash and discharged:

         (a) No Holder shall hereafter (i) give any further subordination to any other creditor in respect of the Notes, (ii) take any security or collateral to secure the Notes or (iii) sell, assign, transfer or pledge the Notes or any part thereof unless expressly subject to the terms of this Article __.

         (b) No Holder shall release, exchange, extend the time of payment of, compromise, set off or otherwise discharge any part of the Notes or modify or amend the Notes in such a manner as to have an adverse effect upon the rights of the holders of the Senior Indebtedness.

         (c) Each Holder hereby undertakes and agrees for the benefit of the holders of the Senior Indebtedness that, upon the occurrence and during the continuance of a Senior Default, it shall take any actions reasonably requested by any holder of the Senior Indebtedness to effectuate the full benefit of the subordination contained herein.

         __.12 MODIFICATION OF ARTICLE __. The provisions of this Article __ are for the benefit of the holders from time to time of Senior Indebtedness and, so long as any Senior Indebtedness remains unpaid, may not be modified, rescinded or canceled in whole or in part without the prior written consent thereto of the Required Lenders, as such term is defined in the Senior Credit Facility.

         __.13 MISCELLANEOUS.

         (a) To the extent permitted by applicable law, the Holders and the Borrower hereby waive (i) notice of acceptance hereof and reliance hereon by the holders of the Senior Indebtedness and (ii) all diligence in the collection or protection of or realization upon the Senior Indebtedness.

         (b) The Borrower and the Holders hereby expressly agree that the holders of the Senior Indebtedness may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Article __ or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

         (c) Each Holder acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of the Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the date of this Agreement, and each holder of the Senior Indebtedness shall be deemed conclusively to have relied upon such subordination provisions in acquiring and continuing to hold such Senior Indebtedness.

                                                                         ANNEX V

                         CONSOLIDATED EBITDA DEFINITION

         "Consolidated EBITDA" shall mean, for any period, Consolidated EBIT, adjusted by adding thereto the following amounts (without duplication), in each case to the extent deducted in arriving at Consolidated EBIT for such period:
(i) all amortization of intangibles and depreciation, (ii) all non-cash extraordinary and non-cash non-recurring losses or charges, (iii) all non-cash expenses incurred in the ordinary course of business (subject to a cap to be agreed upon), (iv) non-cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Borrower or its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (v) step-up in inventory valuation as a result of purchase accounting for Permitted Acquisitions, (vi) non-cash amortization of financing costs by Holdings and its Subsidiaries for such period, (vii) any fees, expenses or charges related to any equity offering, permitted investment, acquisition or recapitalization or Indebtedness permitted by this Agreement (whether or not successful) and fees, expenses or charges related to the Transaction (including fees paid to the Sponsors and/or their respective Affiliates), (viii) any fees or expenses related to the Restructuring not to exceed $34,400,000 in the aggregate and (ix) the amount of any minority interest expense deducted in calculating Consolidated Net Income; it being expressly understood and agreed, however, that, notwithstanding anything to the contrary set forth in this definition or in the definitions of Consolidated Net Income or Consolidated EBIT, if any, restructuring charges are taken or incurred by Holdings and its Subsidiaries after the Tender Offer Closing Date (other than any fees and expenses related to the Restructuring referred to in clause (viii) above), such charges shall reduce Consolidated EBITDA, PROVIDED that such reductions to Consolidated EBITDA shall be made at the times, and to the extent, that cash amounts are paid in respect thereof (whether such cash amounts reduce reserves previously established, reduce Consolidated Net Income or otherwise). In making any determination of Consolidated EBITDA, PRO FORMA effect shall be given to all Restructuring Cost Savings, as if such Restructuring Cost Savings were realized on the first day of the relevant period.

For purposes of the foregoing definition:

         "Consolidated EBIT" shall mean, for any period, the Consolidated Net Income of Holdings and its Subsidiaries for such period, before Consolidated Interest Expense for such period, the aggregate amount of letter of credit fees for such period and provision for taxes and without giving effect to any extraordinary gains or losses for such period or gains or losses from sales of assets other than in the ordinary course of business.

         "Restructuring" shall mean the restructuring of the operations of Holdings and its subsidiaries pursuant to a plan previously outlined to the Lenders.

         "Restructuring Cost Savings" shall mean, at any time of measurement, those demonstrable cost savings actually achieved in connection with or as a result of the Transaction at any time after the consummation of the Transaction and prior to such time of measurement.

                                                                        ANNEX VI

                           RESTRUCTURING TRANSACTIONS

         "Restructuring Transactions" shall mean those Target actions that have occurred since February 1, 2000 or will occur in the future, as set forth in the "Due Diligence Discussion with Senior Lenders" presented on September 19, 2000 to Deutsche Bank (the "Bank Book") (previously provided), relating to the development and implementation of actions focused on:

         (i) employee terminations, including the payment of severance and related benefits to such terminated employees,

         (ii) reducing the current level of research and development, selling, general and administrative expenses, so that ongoing expenses for these expenses are reduced in the future,

         (iii) reducing global research and development expenditures,

         (iv) developing information technology systems,

         (v) reducing ongoing logistics and distribution expenses,

         (vi) expanding purchasing from low cost sources in China or Taiwan or other places,

         (vii) consolidating manufacturing operations in Belgrade, Montana, Longmont, Colorado and Oshkosh, Wisconsin,

         (viii) consolidating sales forces,

         (ix) improving world class manufacturing capabilities, including direct labor and overhead related expenses,

         (x) reducing material costs, product management employees and expenses, customer service and administration costs,

         (xi) reducing the number of distribution warehouses worldwide,

         (xii) improving distribution in Norway, Sweden, United Kingdom and the Netherlands,

         (xiii) accelerating options to the extent required by Section 5.10 of the draft of the Merger Agreement (the "Draft Merger Agreement") delivered to the Administrative Agent on October 16, 2000 (with any changes to such section to be reasonably acceptable to the Administrative Agent),

         (xiv) the following dispositions:

                (a) the sale of shares of Parker Bath Ltd. (and any earn-out payment that may be required) and the sale of assets of Parker Bath in France by Sunrise Medical SAS and in the United States by Sunrise Medical CCG Inc.,

                                                                        Annex VI
                                                                          Page 2

               (b) actions in connection with the CCG Transaction (which would involve the disposition of the Joerns product line, Bio Clinic product line, Hoyer product line and Homecare bed product lines),

               (c) actions in connection with the preliminary discussions regarding the Medequip or Department of Health business segment transaction between Sunrise Medical Ltd. and Air Products in the United Kingdom,

               (d) actions in connection with discussions regarding the sale of assets of Bio Clinic currently held by Sunrise Medical HHG Inc.,

               (e) actions in connection with the Corona Disposition,

               (f) actions in connection with the potential sale of assets of Minivator product line of Sunrise Medical Ltd., and

               (g) actions in connection with potential sale of assets or shares of the Target's Swedish subsidiary,

         (xv) the following benefit program changes:

               (a) implement a senior supplemental executive benefits program which will (I) reimburse copayments and other medical expenses not covered by the Target's traditional health plan not to exceed, in the aggregate, $15,000 per year per executive, (II) provide an annual comprehensive physical examination for senior management not to exceed $5,000 per year per executive and (III) reimburse annual financial planning and tax services not to exceed $10,000 per year per executive,

               (b) increase certain copayments for certain employees, including non-union associates on medical insurance and employees under the Holman Plan; and limiting the number of free visits and other benefits under certain other plans,

               (c) terminate the DeVilbiss (U.K.) Health Care Pension Scheme and Oxford (U.K.) Pension Scheme,

               (d) freezing the DeVilbiss (Somerset) Retiree Medical Plan,

               (e) merge the Sentient Systems Technology, Inc. (DynaVox) 401(k) Savings Plan into the Sunrise Medical Inc. Profit Sharing/Savings Plan (the 401(k) plan of the Target) (as approved on August 25, 2000 by the Target),

               (f) enter into the agreements to extend Tilden Bennett's and Bob Cunningham's employment agreements for one year at a reasonable market increase relative to

                                                                        Annex VI
                                                                          Page 3

               the Pittsburgh, PA area (together with such other changes as are agreed by the respective parties to such employment agreements),

               (g) amend or modify any option agreements and provide notices necessary to ensure that the options expire upon the Merger and take, or cause to be taken, related Board or other action (including accelerating, or causing the acceleration of, certain outstanding options pursuant to Section 5.10 of the Draft Merger Agreement (with any changes to such section to be reasonably acceptable to the Administrative Agent)) and obtain related consents,

               (h) enter into a collective bargaining agreement in the U.K. with T&G Union,

               (i) amend the stock purchase plan and rights as provided in
               Section 5.10 of the Draft Merger Agreement (with any changes to such section to be reasonably acceptable to the Administrative Agent), and

               (j) grant up to 15,000 options in accordance with employment arrangements for certain individuals, and

         (xvi) the pending sales by the Target or its subsidiaries of the following properties and assets at the locations listed below (including in certain instances the payment of existing mortgages and leaseback transactions):

               (a) relating to property located in Somerset, Pennsylvania as set forth in the agreements entered into between Sunrise Medical HHG Inc. and Somerset 2000, L.L.C.,

               (b) relating to the Belgrade North Business Park Subdivision property of Sunrise Medical HHG Inc. located in Belgrade, Montana, and

               (c) relating to the 1032 N. 4th Street property of Sunrise Medical HHG Inc. located in Baldwyn, Mississippi.